Exhibit 10.1

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

210.828.7689

January 5, 2009

Lorne E. Phillips

4119 Ruskin

Houston, TX 77005

Dear Lorne:

On behalf of Pioneer Drilling Company and its subsidiaries (collectively, “Pioneer” or the “Company”), I am very pleased to offer you this opportunity to join the Pioneer team. I have described below the general terms of your employment, upon which I believe we have agreed.

Employer:	Pioneer Drilling Company

Positions:	Executive Vice President and Chief Financial Officer; reports to the President and Chief Executive Officer of Pioneer Drilling Company.

Sign-On Bonus:	$150,000

Base Salary:	$320,000 per annum; payable according to the Company’s regular payroll schedule for salaried employees.

Annual Bonus:	You will participate in the Company’s annual incentive compensation plan as a Level II Executive Officer (as defined by the Compensation Committee of the Board of Directors of Pioneer Drilling Company (the “Committee”)), with a current target bonus of 50% of base salary and a current maximum bonus of 100% of base salary.

LTI Compensation:	On or about the employment date, you will be granted options to purchase 100,000 shares of Pioneer Drilling Company common stock at the closing price on the day of such grant, subject to the approval of such option grant by the Committee.

The options will be subject to vesting restrictions and other customary terms and conditions of Pioneer Drilling Company’s option grants.

You will participate in the Company’s long-term incentive plan as a Level II Executive Officer (as defined by the Committee). For fiscal year ending 12/31/08, the target annual long-term incentive award was based on a LTI multiple of 1.7 times base salary and was comprised of 70% stock options and 30% restricted stock shares.

Benefits:	Participation in all health, benefit, welfare and retirement programs generally available to executive officers of the Company, including, without limitation, group medical/dental available upon commencement of employment with waiting period or exclusion of preexisting conditions (to the extent the Company’s plans permit the Company to waive such waiting periods and exclusions).

Auto Allowance:	$1,200 per month plus fuel card.

Vacation:	Four weeks.

Severance:	On or as soon as practicable after your initial date of employment, the Company will enter into a Severance Agreement with you (or make you a participant in the Company’s Executive Severance Plan) on terms generally available to executive officers of the Company.

Indemnification:	On or as soon as practicable, after your initial date of employment, the Company will enter into an indemnification agreement with you on terms that are mutually agreeable.

Relocation:	In accordance with the Company’s Executive Officer Relocation Policy.

Other:	Company will pay for monthly dues at a golf club, provided that you pay for any upfront initiation or membership fee(s). In addition, Company will reimburse you for the initiation fee paid to the Briar Club in Houston, Texas (estimated to be approximately $10,000 to $12,000), in the event the fee is not reimbursed to you. Also, the Company will pay for the final tax consultation service fee(s), if any exist, to complete your tax and advisory work with Goldman Sachs for 2008 (estimated to be less than $3,000).

THIS IS NOT A CONTRACT FOR EMPLOYMENT OR AN OFFER TO ENTER INTO SUCH A CONTRACT. You will serve as an at-will employee of the Company. Except for the specific provisions of any Severance Agreement to which you and the Company may become parties, nothing herein or in any compensation or other arrangement referred to herein shall change your status as an at-will employee.

Lorne, I am truly excited about the prospect of your joining our team at Pioneer. If the terms outlined above are agreeable, please execute two copies of this letter and return one to me at your earliest convenience.

Yours very truly,

/s/ Wm. Stacy Locke
Wm. Stacy Locke
President and Chief Executive Officer

cc:	Mr. Dean A. Burkhardt

AGREED AND ACCEPTED:

/s/ Lorne E. Phillips
Lorne E. Phillips

1/7/09
Date